Exhibit 99.1

Perry Ellis International Announces Strong Results for Third Quarter of Fiscal 2011

•	Total Revenues increased 13% to $201.3 million

•	Net Income increased 73% to $7.2 million

•	Earnings per fully diluted share of $0.51 for the quarter – 65% increase over $.31 reported for 2010 and compared to First Call Consensus estimate of $0.35

•	Company raises earnings per share guidance range for full fiscal year 2011 to $1.72- $1.80 from previous range of $1.53 - $1.68

•	Continued strengthening of balance sheet and liquidity position

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the third quarter and nine months ended October 30, 2010.

Third Quarter Operations Review

For the three months ended October 30, 2010 (“third quarter of fiscal 2011), total revenues increased 13% to $201.3 million, compared to $178.6 million in the third quarter ended October 31, 2009 (“third quarter of fiscal 2010”). Revenue increases were realized across numerous businesses- led by strong performance within Perry Ellis branded businesses, golf, retail and bottoms businesses.

“Our impressive third quarter results remain a testament to the strength of our brands and the resiliency of our diversified business model,” commented Oscar Feldenkreis, President and Chief Operating Officer of Perry Ellis International. “Focus on brands, product innovation and analytical planning systems have lead to a successful formula. Our partnership with all our major retail customers has enabled us to identify enhancements to drive business opportunities, which is evident in the results we reported today.”

Gross profit for the quarter was $71.6 million- an increase of 17% or $10.6 million compared to third quarter last year- resulting in gross margins improving by 140 basis points to 35.6% compared to 34.2% last year. Gross margin expansion for the quarter was driven by continued focus on inventory planning and optimizing sell through rates across retail doors.

Earnings before interest, tax, depreciation, and amortization (“EBITDA”) for the third quarter of fiscal 2011 grew 37% to $16.9 million compared to $12.3 million during the comparable period last year. This increase represents an EBITDA margin of 8.4% for the quarter. A table showing the reconciliation of EBITDA to net income is attached. In addition, the Company recognized a 73% increase in net income to $7.2 million representing $0.51 per fully diluted share for the quarter, compared to net income of $4.1 million and $0.31 per fully diluted share in the third quarter last year.

Balance Sheet Review

The Company remained in an outstanding financial position at quarter end. Disciplined working capital management provided for full availability under the senior credit facility. In addition, the Company reported $13.7 million in cash and cash equivalents.

Strategic inventory purchases to secure pricing and capacity resulted in quarter end inventory of $128.5 million, representing a 31% increase over third quarter last year and in-line with Company expectations. The increase was the result of the Company’s plan to accelerate the receipt of goods in anticipation of possible price increases. Approximately $15 million or half of the increase is for goods to be shipped in fiscal 2012.

Nine Months Operations Review

For the nine months ended October 30, 2010 total revenue increased 5% to $583.4 million from $557.8 million during the nine months ended October 31, 2009. Throughout the first nine months of fiscal 2011 the Company’s continued focus and strategy on driving sales of higher margin branded businesses paved the way for a solid 350 basis point improvement in gross margin to 35.7% compared to 32.2% last year.

The Company also saw a significant increase in net income to $16.4 million, an increase of almost 250% compared to net income of $4.7 million last year. This reflects a 250 basis point improvement in EBITDA margin to 7.6% for the first nine months of the year compared to last year.

Fiscal 2011 Guidance

The Company is increasing its fiscal 2011 earnings guidance based on better than expected year to date results. The Company currently expects diluted earnings per share in the range of $1.72 - $1.80 from the previously announced full fiscal 2011 year range of $1.53 - $1.68.

Revenues are expected to surpass $785 million for the full year.

“We are extremely pleased with our results through the third quarter of fiscal 2011. We have successfully executed in the core platforms as well as the new business initiatives we launched coming into the year. We continue to remain optimistic as to performance of our brands and product categories going into the holiday season,” commented George Feldenkries, Chairman and Chief Executive Officer of Perry Ellis International.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Centro®, Solero®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD® John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties including Pierre Cardin® for men’s sportswear, Nike® and Jag® for swimwear, and Callaway®, TOP-FLITE®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

ICR, Inc.

Allison Malkin, 203-682-8225

SOURCE: Perry Ellis International, Inc.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Nine Months Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Revenues
Net sales	$194,856	$172,154	$564,720	$539,172
Royalty income	6,421	6,397	18,660	18,592

Total revenues	201,277	178,551	583,380	557,764
Cost of sales	129,690	117,564	374,896	378,335

Gross profit	71,587	60,987	208,484	179,429
Operating expenses
Selling, general and administrative expenses	54,713	48,704	163,588	150,778
Depreciation and amortization	2,973	3,292	9,110	10,305

Total operating expenses	57,686	51,996	172,698	161,083

Operating income	13,901	8,991	35,786	18,346
Cost on early extinguishment of debt	—	—	730	—
Interest expense	3,181	4,711	10,289	13,295

Income before income taxes	10,720	4,280	24,767	5,051
Income tax (benefit) provision	3,407	(26)	7,966	107

Net income	7,313	4,306	16,801	4,944

Less: net income attributed to noncontrolling interest	138	168	400	265

Net income attributed to Perry Ellis International, Inc.	$7,175	$4,138	$16,401	$4,679

Net income attributed to Perry Ellis International, Inc. per share
Basic	$0.54	$0.33	$1.25	$0.37

Diluted	$0.51	$0.31	$1.16	$0.36

Weighted average number of shares outstanding
Basic	13,190	12,695	13,076	12,688
Diluted	14,193	13,230	14,084	12,889

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's)

BALANCE SHEET DATA:

	As of
	October 30, 2010	January 30, 2010

Assets
Current assets:
Cash and cash equivalents	$13,691	$18,269
Accounts receivable, net	117,706	139,934
Inventories	128,544	112,315
Other current assets	23,358	24,822

Total current assets	283,299	295,340

Property and equipment, net	56,351	60,467
Intangible assets	200,315	200,315
Other assets	5,005	5,194

Total assets	$544,970	$561,316

Liabilities and equity
Current liabilities:
Accounts payable	$51,391	$65,203
Accrued expenses and other liabilities	24,326	31,597
Accrued interest payable	1,418	4,482
Unearned revenues	5,789	6,002

Total current liabilities	82,924	107,284

Long term liabilities:
Senior subordinated notes payable	105,311	129,870
Real estate mortgages	25,938	13,712
Deferred pension obligation	14,487	17,237
Unearned revenues and other long-term liabilities	25,671	23,097

Total long-term liabilities	171,407	183,916

Total liabilities	254,331	291,200

Equity:
Total stockholders' equity	290,639	270,116

Total liabilities and stockholders' equity	$544,970	$561,316

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended		Nine Months Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009

Net income attributed to Perry Ellis International, Inc.	$7,175	$4,138	$16,401	$4,679
Plus:
Depreciation and amortization	2,973	3,292	9,110	10,305
Interest expense	3,181	4,711	10,289	13,295
Net income attributable to noncontrolling interest	138	168	400	265
Income tax (benefit) provision	3,407	(26)	7,966	107

EBITDA	$16,874	$12,283	$44,166	$28,651

Gross profit	$71,587	$60,987	$208,484	$179,429
Less:
Selling, general and administrative expenses and cost on early extinguishment of debt	(54,713)	(48,704)	(164,318)	(150,778)

EBITDA	$16,874	$12,283	$44,166	$28,651

Total revenues	$201,277	$178,551	$583,380	$557,764

EBITDA margin percentage of revenues	8.4%	6.9%	7.6%	5.1%

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization and noncontrolling interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.